EXHIBIT 23.1

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Trust's financial statements, such as the change described in note 3 to the consolidated financial statements as at December 31, 2005 and 2004 and for the years then ended which are incorporated by reference herein. Our report to the unitholders dated March 8, 2006, incorporated by reference herein, is expressed in accordance with Canadian reporting standards, which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ KPMG LLP
KPMG LLP

Chartered Accountants

Calgary, Canada
March 8, 2006